Exhibit 99.1

FOR IMMEDIATE RELEASE June 27, 2019	CHRISTOPHER J. MUNYAN – PRESIDENT AND CHIEF EXECUTIVE OFFICER 610-729-3740 Chris.munyan@cssindustries.com

CSS INDUSTRIES, INC. ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

PLYMOUTH MEETING, PA, June 27, 2019 – CSS Industries, Inc. (NYSE:CSS) announced today the resignation of Keith W. Pfeil as the Company’s Chief Financial Officer, effective August 2, 2019. Mr. Pfeil is leaving the Company to become the chief financial officer for a larger, publicly traded company in the medical device industry. The Company is conducting a search for a new Chief Financial Officer.
“We thank Keith for his accomplishments as our CFO, and we wish him well in his future endeavors,” commented Christopher J. Munyan, CSS’ President and Chief Executive Officer. “While we are saddened to announce Keith’s departure, we recognize the opportunity available to Keith with his new position. Keith will be actively working with us to assist with transition-related matters until his departure on August 2, 2019. If we have not identified a replacement Chief Financial Officer by the time Keith departs, Keith’s senior management team will report to me on an interim basis until a replacement is appointed.”

“I’m appreciative and grateful for the many opportunities I have had to grow and develop since joining CSS in 2003,” said Mr. Pfeil. “My decision to leave CSS was difficult, but I feel that my new opportunity will allow me to further grow and develop professionally, and is the right decision at this time for me and for my family. With the plans put in place by CSS during my tenure as its CFO, I remain optimistic about CSS’ future, and wish the organization continued success.”

About CSS Industries, Inc.

CSS is a creative consumer products company, focused on the craft, gift and seasonal categories.  For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers.  Our core products within the craft category include sewing patterns, ribbons, trims, buttons, and kids crafts. For the gift category, our core products are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products.  For the seasonal category, we focus on holiday gift packaging items, including ribbons, bows, bags, tags and gift card holders, in addition to specific holiday-themed decorations and activities, including Easter egg dyes and Valentine’s Day classroom exchange cards.  In keeping with our corporate mission, all of our products are designed to help make life memorable.

CSS Industries, Inc. | 450 Plymouth Road, Suite 300 | Plymouth Meeting, PA 19462